UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ] Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
RULE 14A-6(E)(2)).
[ ] Definitive Proxy Statement.
[ ] Definitive Additional Materials.
[X] Soliciting Material Pursuant to ss.240.14a-12.

MADISON STRATEGIC SECTOR PREMIUM FUND
(Names of Registrant As Specified in its Charter)

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Filed under: Rule 425 under the Securities Act of 1933 and deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.
Filed by: Madison Covered Call & Equity Strategy Fund.
Subject Company: Madison Strategic Sector Premium Fund.
Subject Company Commission File No.: 811-21713 and 333-122663.
Date: June 29, 2018.

Madison Strategic Sector Premium Fund and Madison Covered Call & Equity Strategy Fund Announce Intention to Merge followed by Tender Offer

MADISON, Wis., June 29, 2018 (GLOBE NEWSWIRE) -- Madison Strategic Sector Premium Fund (NYSE:MSP) and Madison Covered Call & Equity Strategy Fund (NYSE:MCN) today announced that the Boards of Trustees of MSP and MCN (collectively, the “Funds”) approved the merger of MSP with and into MCN (the “Surviving Fund”), subject to the satisfaction of applicable legal and regulatory requirements (the “Merger”). The two Funds have identical investment objectives and investment strategies. In addition, both Funds are managed by the same portfolio management team at Madison Asset Management, LLC (“Madison”), the investment adviser to the Funds. The Merger, which requires approval by shareholders of both Funds, is expected to be a tax-free transaction completed during the third quarter of 2018.

The Boards of Trustees have also approved conducting a tender offer for up to 25% of the outstanding shares of the Surviving Fund at a price equal to 99.5% of net asset value at the close of trading on the date the tender offer expires (the “Tender Offer”). The Tender Offer would be completed following consummation of the Merger. The specific dates for the Tender Offer will be announced separately, but it is currently anticipated that the Tender Offer will commence in October 2018 and end in November 2018. Additional terms and conditions of the Tender Offer will be set forth in offering materials, which will be distributed to shareholders.

The Funds also announced that they have reached a settlement with Karpus Management, Inc. (“Karpus”), the largest shareholder of both MSP and MCN, pursuant to which Karpus has agreed to support the Merger and withdraw the shareholder proposals and trustee nomination it had previously submitted to MSP and/or MCN (the “Settlement Agreement”). Karpus has also agreed to certain customary standstill provisions. The Settlement Agreement, which is qualified in its entirety by reference to the full text of the Agreement, will be filed by the Funds with the Securities and Exchange Commission (the “SEC”) and will be available free of charge at the SEC’s website, http://www.sec.gov.

The Boards believe the Merger and subsequent Tender Offer are in the best interests of the Funds and their shareholders. The Merger will permit MSP shareholders to pursue the same investment strategy in a larger fund, while the Tender Offer may help to reduce the trading discount.

CONTACT:
Madison Asset Management, LLC
Greg Hoppe, Treasurer
gregh@madisonadv.com
800-368-3195

# # #

This press release is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Funds. This press release describes a Merger, which will be conducted pursuant to an agreement and plan of reorganization that will be included in a Form N- 14 registration statement, to be filed by MCN (the “Registration Statement”). This Registration Statement has yet to be filed with the SEC. After the Registration Statement is filed with the SEC, it may be amended or withdrawn until the Registration Statement is declared effective by the SEC. A joint proxy statement/prospectus to be included in the Registration Statement will not be distributed to shareholders of the Funds unless and until the Registration Statement is declared effective by the SEC. The joint proxy statement/prospectus will contain information with respect to the investment objectives, risks, charges and expenses of the Funds and other important information about MSP and MCN. The joint proxy statement/prospectus will constitute neither an offer to sell securities, nor will it constitute a solicitation of an offer to buy securities, in any state where such offer or sale is not permitted. When filed with the SEC, the Registration Statement, including the joint proxy statement/prospectus included therein, will be available free of charge at the SEC’s website, http://www.sec.gov. This press release also describes a Tender Offer, which has not yet commenced. Any Tender Offer will be made only pursuant to an offer to purchase, a related letter of transmittal and other documents that will be filed with the SEC as exhibits to a tender offer statement on Schedule TO and will be available free of charge at the SEC’s website, http://www.sec.gov. Shareholders can also obtain copies of the documents described above, when available, for free by calling 1-800-767-0300.

Shareholders should read (i) any Registration Statement and joint proxy statement/prospectus and (ii) any offer to purchase and tender offer statement on Schedule TO and related exhibits, if and when those documents are filed and become available, as they would contain important information about the Merger and the Tender Offer, respectively. Investors should consider the investment objectives, risks, charges and expenses of MSP and MCN carefully.

Certain statements made in this press release, such as those related to the Merger and the Tender Offer, are forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to: market developments; legal and regulatory developments; and other additional risks and uncertainties. As a result, none of Madison, the Fund or any other person assumes responsibility for the accuracy and completeness of such statements in the future.

Each Fund is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended. Each Fund has the same investment objective - to provide a high level of current income and current gains, with a secondary objective of long-term capital appreciation. Each Fund pursues its investment objectives by investing primarily in large and mid- capitalization common stocks that are, in the view of Madison, selling at a reasonable price in relation to their long-term earnings growth rates. Under normal market conditions, each Fund seeks to generate current earnings from option premiums by writing (selling) covered call options on a substantial portion of its portfolio securities. Madison is a wholly owned subsidiary of Madison Investment Holdings, Inc.

The Funds, their trustees and officers, as well as Madison, members of its management and employees, may be deemed to be participants in the Funds’ solicitation of proxies from shareholders in connection with the Merger. Information concerning the interests of the participants in the solicitation will be set forth in the Registration Statement to be filed with the SEC.